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                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of report (Date of earliest event reported): October 31, 1997


                               LENNAR CORPORATION
                 (Exact Name of Registrant as Specified in its Charter)


    Delaware                         1-6643                    59-1281887
(State or Other                   (Commission                 (IRS Employer
Jurisdiction of                   File Number)            Identification Number)
Incorporation)



                           700 Northwest 107th Avenue
                              Miami, Florida 33172
               (Address of Principal Executive Offices)(Zip Code)


               Registrant's telephone number, including area code:
                                 (305) 559-4000
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ITEM 1.   CHANGE OF CONTROL OF REGISTRANT.

                  On October 31, 1997, Lennar Corporation ("Lennar") was merged with Pacific Greystone Corporation ("Greystone" or "Registrant") in a transaction which will result in former stockholders of Lennar's owning approximately 68%, and former stockholders of Greystone's owning approximately 32%, fully diluted, of the stock of Registrant immediately following the merger. As a result of the merger, Leonard Miller (Lennar's Chairman), through family partnerships, owns 9,930,300 shares of Class B Common Stock of Registrant. Because the Class B Common Stock is entitled to 10 votes per share, and Mr. Miller's holdings are more than 99% of the outstanding Class B Common Stock, Mr. Miller will be able to cast 69.6% of all the votes which may be cast with regard to matters presented for a vote of Registrant's stockholders.

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

(a)   Merger of Lennar Corporation and Pacific Greystone Corporation.

                  On October 31, 1997, the merger of Lennar Corporation and
            Pacific Greystone Corporation was completed. Information about that merger is incorporated by reference to Registration Statement File No. 333-35671.

(b)   Distribution of Stock of LNR Property Corporation

                  On October 31, 1997, Lennar completed the distribution (the
            "Distribution") to its stockholders of all the outstanding common stock of LNR Property Corporation ("LNR") in connection with the previously announced spin-off by Lennar of its real estate investment and management business.

                  Lennar formed LNR in June 1997 and contributed to LNR the
            Lennar subsidiaries which have been engaged in Lennar's real estate investment and management business, as well as some assets of other subsidiaries which were used in that business, and cash which will be used primarily to reduce indebtedness relating to assets of LNR.

                  Approximately 36,000,000 shares of LNR common stock were
            distributed in the Distribution to holders of record of Lennar common stock and Lennar class B stock.

                  Although Lennar was originally a homebuilder, at least since
            1991, it has had an active real estate investment and management business. Nonetheless, most of the analysts who regularly report about Lennar are homebuilding company specialists. As a result, Lennar has had to maintain financial statement ratios, including a consolidated debt to equity ratio, which are customary for a homebuilder, and has been unable to seek the type of borrowing leverage which is normal for a business like its real estate investment and management business. Putting the real estate investment and management business into a separate company should substantially enhance the ability of the real estate investment and management business to use borrowings to increase the size of its real estate asset portfolio. Also, Lennar believes the price of its stock has not reflected the full value of its real estate


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            investment and management business. Therefore, Lennar has been unwilling to use stock to acquire other companies. Lennar will be willing to use stock for acquisitions after the Distribution. It agreed to acquire Pacific Greystone Corporation, a New York Stock Exchange listed homebuilding company, in a stock merger which was not to take place unless and until the Distribution was completed. The stock merger by which Lennar acquired Pacific Greystone was completed on October 31, 1997. After the Distribution, LNR also will be able to use its stock to make acquisitions if it chooses to do so (although it has no acquisition transactions pending in which it would use stock). In addition, it will be able to give employees involved in the real estate investment and management business stock based incentives and other incentives based on that business alone.

(c)   Formation of Lennar Land Partners

                  On October 24, 1997, subsidiaries of Lennar and LNR formed
            Lennar Land Partners, in which each of them is a 50% general partner. Between October 24, 1997 and October 31, 1997, Lennar transferred to Lennar Land Partners, or transferred to LNR for re-transfer to Lennar Land Partners, assets which had a book value of approximately $370 million. Lennar retained options to repurchase many of the assets which were transferred to Lennar Land Partners. A more complete description of Lennar Land Partners is incorporated by reference to Registration Statement 333-35671.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

            (a)   Financial Statements of Businesses Acquired.

                  Incorporated by reference to Lennar's Form 8-K filed on
            November 17, 1997, as amended from time to time, File No. 11749.

            (b)   Pro Forma Financial Information.

                  Incorporated by reference to Lennar's Form 8-K filed on
            November 17, 1997, as amended from time to time, File No. 11749.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of
            1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               LENNAR CORPORATION


            Date: November 17, 1997            By: /s/   STUART A. MILLER
                                                   -----------------------
                                                  Name:  Stuart A. Miller
                                                  Title: President


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